Exhibit 99.2

ADDITIONAL INFORMATION REGARDING DELTA’S TRANSFORMATION PLAN

Our Cost Restructuring Plan

In 2002, we began our profit improvement program, which has a goal of reducing our mainline fuel price neutralized unit costs by 15% as compared to 2002 and increasing our revenues.  While we have made progress under this program, significant increases in aircraft fuel prices, declining yields and significant increases in pension and related expenses have offset a large portion of these benefits.  Accordingly, we have concluded that we will need substantial further reductions to our cost structure in order to achieve viability.

Our pilot cost structure is significantly higher than that of our competitors and must be reduced in order for us to compete effectively with both hub-and-spoke airlines and low-cost carriers.  On July 30, 2004, we presented a proposal to the Air Line Pilots Association, International (“ALPA”), the union representing our pilots, to reduce our pilot costs by $1 billion annually through a combination of changes in wages, pension and other benefits and work rules.  We believe that this $1 billion in annual pilot cost savings, in addition to significant cost reductions from other stakeholder groups, is essential for us to compete successfully.  We cannot predict the outcome of our discussions with ALPA.

In addition to achieving these annual pilot cost savings, we have determined that we will need additional cost savings, beyond implementation of the other elements of the existing profit improvement program, through a combination of non-pilot labor and operational cost reductions and structural and systemic changes in our business.

On September 8, 2004, we outlined key elements of our transformation plan which is intended to achieve the cost savings that we believe are necessary to effect a successful out-of-court restructuring.  The initiatives that we announced are part of our overall strategic reassessment of our business in order to develop and implement a comprehensive and competitive business strategy that addresses the airline industry environment and positions our company to achieve long-term success.

The transformation plan is intended to deliver approximately $5 billion in annual benefits by 2006 (as compared to 2002) while also improving the service offered by us to our customers.  The plan calls for over 51% of our network to be restructured by January 31, 2005, along with improvements to our product and services, network and fleet, and operational efficiencies and productivity immediately and over the next three years.  We believe that we are on track to achieve by the end of 2004 approximately $2.3 billion of the approximately $5 billion annual target through previously implemented initiatives under our profit improvement program which began in 2002. Because our cost reduction targets are substantial, we believe that, in addition to our lenders, our other key stakeholder groups, such as our lessors, vendors and employees, must participate in the process if we are to be successful.

Key elements of this new plan include: (i) updating and upgrading customer products and services, including cabins and online functionality, and maintaining two-class service in mainline operations; (ii) re-designing Atlanta’s hub operation to add flights for greater customer choice and reliability while simultaneously reducing congestion; (iii) de-hubbing our Dallas/Ft. Worth operation and re-deploying those assets to grow hub operations in Atlanta, Cincinnati and Salt Lake City; (iv) adding 31 new nonstop flights to 19 additional destinations from key focus cities; (v) growing Song, our low fare operation, initially by twelve aircraft; (vi) reducing fleet complexity by retiring at least four fleet types in four years and increasing overall fleet utilization and efficiency; (vii) eliminating 6,000-7,000 jobs over the next 18 months, lowering management overhead costs by 15%, and reducing pay and benefits; and (viii) creating an employee reward program to include equity, profit sharing and performance-based incentive payouts.

Our transformation plan also contemplates our regaining access to the capital markets on acceptable terms and raising a significant amount of new capital to meet our near-term operational needs.  The amount of such new capital will depend upon the implementation of various elements of our transformation plan, including the results of our pending offer to exchange up to $680 million aggregate amount of three series of newly issued senior secured notes to the holders of $2.6 billion aggregate principal amount of outstanding unsecured debt securities and enhanced pass through certificates (the “Exchange Offer”).  The new notes offered in the Exchange Offer will not be or have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The transformation plan described above includes the following targeted benefits:

	2005	2006
	(in millions)	(in millions)
Non-pilot operational improvements	$1,075	$1,600
Pilot cost reduction	900	1,000
Other benefits	135	125
	______	______
Total	$2,110	$2,725

Pilot Cost Reduction

Our cost reduction plans include a target of reducing our pilot costs by $1 billion annually by 2006 through a combination of changes in wages, pension and other benefits and work rules.  We expect that at least two-thirds of the $1 billion will be attributable to pay reductions.

We are currently in negotiations with ALPA representatives with respect to restructuring pilot costs.  To date, ALPA’s counter-proposals have been for substantially less than $1 billion of annual savings and for approximately two-thirds of the savings to come from pay reductions.  In addition, to date, ALPA is proposing for pilots a stock option program that involves substantially more equity, and profit sharing and incentive programs that are substantially more generous, than the corresponding programs we have proposed.  See “Employee Incentive Programs” below.  The Exchange Offer is conditioned on our entering into, and the ALPA membership ratifying, a new contract with ALPA that provides, in our judgment, at least $1 billion of annual cost reduction by 2006 (before employee incentive programs as described below).  If we are successful in negotiating a new contract with ALPA, the components of the savings may vary materially from our proposal.

We expect that any final agreement with the pilots will contain certain limitations on our seeking to modify the collective bargaining agreement if we subsequently file for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended (the “Bankruptcy Code”).

Non-Pilot Operational Improvements

The targeted $1.6 billion of non-pilot operational improvements includes the following:

	2005	2006
	(in millions)	(in millions)
Incremental profit improvement initiatives	$ 600	$1,000
Non-pilot pay and benefits	350	350
Dehubbing of Dallas/Ft.Worth Operation	75	100
Continuous hub redesign	50	150
Total	$1,075	$1,600

Incremental profit improvement initiatives consist of cost savings and revenue enhancements.  These include technology and productivity enhancements, including improvements in airport processes, maintenance and distribution efficiency; and overhead reductions, including the elimination of 6,000 to 7,000 jobs over the next 18 months. We anticipate these initiatives will result in a $600 million benefit in 2005, which will increase to $900 million in 2006.

The non-pilot pay and benefits savings are attributable to salary and benefit reductions.  The $350 million of estimated savings include: an across-the-board pay reduction of 10 percent for executives and supervisory, administrative, and frontline employees; and benefit reductions, including increases to the shared cost of health care coverage, reduced vacation time and elimination of the subsidy for retiree and survivor health care coverage.

As previously announced, we intend to dehub our Dallas/Ft. Worth operation effective January 31, 2005 and re-deploy those assets to grow hub operations in Atlanta, Cincinnati and Salt Lake City.  We expect to benefit from this action primarily through incremental revenue from the redeployment of the related assets.

We intend to redesign our primary hub at Atlanta’s Hartsfield-Jackson International Airport.  The planned continuous, “un-banked” hub is designed to add more flights by creating a constant flow of arrivals and departures that will increase capacity with the same number of aircraft, while reducing congestion.  By eliminating the peaks and valleys in aircraft arrivals and departures and decreasing the amount of time it takes to turn an aircraft, we plan to add 81 flights daily.  Although we expect to incur incremental costs related to this initiative (estimated to be $340 million in 2005), we expect the related incremental revenues will more than offset these costs resulting in a net benefit of $50 million in 2005.  We expect the net benefit to increase to $150 million in 2006, as we expand this initiative outside Atlanta.

We expect to record significant one-time charges in connection with these non-pilot operational improvement initiatives.  The expected charges are principally related to voluntary and involuntary employee reduction programs and facility exit costs.  The targeted savings amounts in the table above have not been reduced by the amount of such one-time charges since we cannot reasonably estimate the amount of these charges at this time.

Other Benefits

Our business plan also targets benefits from concessions from aircraft lessors, creditors and other vendors; and debt restructuring.

We are in discussions with certain aircraft lessors, creditors and other vendors with which we do business to obtain concessions from those parties.  We have offered or intend to offer these parties equity which would represent up to 5% of the currently outstanding shares of our common stock.  It is not a condition to the closing of the exchange offer that we reach any agreement with such lessors, creditors or vendors.

We are attempting to restructure certain of our public debt through the Exchange Offer.  If all of the New Notes are issued in the Exchange Offer, our outstanding indebtedness will be reduced by approximately $607 million (assuming that we receive an amount of valid tenders of each Class of Existing Securities on or prior to the Early Tender Date, which will result in the issuance of each series of New Notes equal to the Maximum Note Amount for such series of New Notes).  If we choose to close the Exchange Offer with respect to the Short-Term Existing Securities only and only issue A-1 New Notes, we will reduce the amount of principal required to be paid in 2005 and 2006 though at a somewhat higher interest expense.  The actual amount of interest savings we will realize if the Exchange Offer is consummated varies based on which securities are tendered in the Exchange Offer.  The amount of interest savings included in the targeted savings table above is $37 million in 2005 and $27 million in 2006.

Employee Incentive Programs

As part of the restructuring program, we have proposed three new employee incentive programs for U.S.-based employees, including pilots:  a broad-based stock option program, a profit sharing program and a monthly performance incentive program.

Pursuant to the broad-based stock option plan, we would grant to employees (excluding officers and directors) options to purchase a total of 31.4 million shares of our common stock (which equals 25% of the currently outstanding shares of common stock).  The options would have an exercise price equal to the fair market value of the underlying shares of common stock on the date of grant.

Pursuant to the profit sharing program, employees (excluding officers and directors) would be paid an annual bonus from a pool which consists of up to 20% of our annual pretax income (as defined) in excess of specified thresholds.

Pursuant to the performance incentive program, employees (excluding officers and other participants in management incentive programs) would be eligible to receive monthly bonuses of up to $100 based on customer satisfaction and operational performance metrics.

As noted above, ALPA is proposing for pilots a stock option program that involves substantially more equity, and profit sharing and incentive programs that are substantially more generous, than the corresponding programs we have proposed.

Liquidity

Even if we are successful in consummating the Exchange Offer and achieving all the approximately $5 billion (compared to 2002) in targeted annual benefits, we will still have substantial liquidity needs, including the need to raise approximately $800 million of new financing in 2005 and defer approximately $325 million of indebtedness maturing in 2005, in each case, for which we currently have no commitments.  We are engaged in discussions with potential lenders to provide financing and with existing investors to defer obligations due in 2005, including those described in the next paragraph.  There is substantial uncertainty as to whether we will be able to obtain the necessary financing or deferrals on acceptable terms or at all.  If we are unable to obtain the necessary financing or deferrals to meet our liquidity needs, we would need to seek to restructure under Chapter 11 of the Bankruptcy Code.

As noted above, in addition to the Exchange Offer, we are engaged in discussions with certain holders of our outstanding securities maturing in 2005 to extend the maturities thereof.  In particular, we are engaged in discussions with the holders of approximately $150 million aggregate principal amount of our 7.7% Notes due 2005.  We have asked these holders to extend the maturity of their notes until December 2007 in exchange for shares of common stock with a value of approximately $22.5 million.  We are also engaged in discussions with the holder of approximately $175 million of our enhanced pass through trust certificates due in 2005 (that are not included in the Exchange Offer).  We have asked this holder to exchange for an equivalent principal amount of other enhanced pass through trust certificates maturing in 2006 and 2007.  We have not reached any agreement with any of such holders and cannot assure you that we will be able to do so on acceptable terms or at all.  To the extent that we are unsuccessful in extending the maturities of this debt our liquidity needs in 2005 will increase above $800 million correspondingly.  It is not a condition to the closing of the Exchange Offer that we reach any agreement with such holders.

Our liquidity needs will also increase to the extent that we are unsuccessful in realizing any of the approximately $5 billion of targeted benefits.  Similarly, to the extent that any of the other assumptions underlying our business model prove to be incorrect, we expect that our liquidity needs could change materially.  For example, if oil prices stay at current levels of approximately $50 per barrel instead of declining to an average of $40 per barrel in 2005 and an average of $35 per barrel in 2006 as we assume in our business plan, we estimate that our liquidity needs would increase by an additional $600 million in 2005 and an additional $900 million in 2006.  The projected need of $800 million in 2005 also assumes we consummate the previously announced sale of eight MD-11 aircraft for aggregate proceeds of $225 million and sell our interest in Orbitz in the pending tender offer by Cendant Corporation for $130 million, in each case during the fourth quarter of 2004.  If either of these transactions is not consummated, our liquidity needs would increase correspondingly.  To the extent our liquidity needs increase beyond the amounts in our business model, we may be unable to satisfy such needs and we would need to seek to restructure under Chapter 11 of the Bankruptcy Code.

Updated and Additional Risk Factors

 The following risk factors are updated from or additional to the risk factors that appear in our Form 10-Q for the quarter ended July 30, 2004 as filed with the Securities and Exchange Commission on August 9, 2004.

 If we are unsuccessful in reducing our operating expenses and continue to experience significant losses, we will need to seek to restructure our costs under Chapter 11 of the Bankruptcy Code.

We reported a net loss of $773 million, $1.3 billion and $1.2 billion for the years ended December 31, 2003, 2002 and 2001, respectively. Our unaudited net loss was $2.0 billion for the June 2004 quarter and $2.3 billion for the six months ended June 30, 2004 and we expect our net loss for the September 2004 quarter to be in a range from $625 million to $675 million. We expect our revenue and cost challenges to continue. In addition, Deloitte & Touche LLP, our independent registered public accounting firm, has recently issued a new Report of Independent Public Accounting Firm that contains an explanatory paragraph which makes reference to uncertainty about our ability to continue as a going concern.  Even if the Exchange Offer is consummated, future reports may continue to contain this explanatory paragraph.  If we are unable to satisfy our liquidity needs, we would need to seek to restructure under Chapter 11 of the Bankruptcy Code.

Although the Exchange Offer is conditioned upon, among other things, our having determined that there are anticipated annual benefits sufficient for us to achieve financial viability by way of an out-of-court restructuring, including reduction of pilot costs (before employee reward programs) of at least $1 billion annually by 2006 and other benefits of at least $1.7 billion annually by 2006 (in addition to the $2.3 billion of annual benefits (compared to 2002) expected to be achieved by the end of 2004 through previously implemented profit improvement initiatives), this determination will be based on a number of material assumptions, including, without limitation, assumptions about fuel prices, yields, competition and our access to additional sources of financing on acceptable terms.  Any number of these assumptions, many of which, such as fuel prices, are not within our control, could prove to be incorrect.  In addition, this condition is solely for our benefit and may be amended or waived in our sole discretion.  Even if we achieve all of the approximately $5 billion annual benefit we are targeting, since our industry has been subject to progressively increasing competitive pressure, we may need even greater cost savings. We cannot assure you that these anticipated benefits will be achieved or that if they are achieved that they will be adequate for us to maintain financial viability.  If we cannot make substantial progress in the near term toward achieving a competitive cost structure that will permit us to regain sustained profitability and obtain new financing on acceptable terms, we will need to seek to restructure our costs under Chapter 11 of the Bankruptcy Code.  If the Exchange Offer is consummated and we nonetheless fail to achieve viability, such a restructuring may be particularly difficult because of the pledging of collateral in connection with the Exchange Offer.

In addition, our transformation plan involves significant changes to our business.  For example, the planned schedule changes on January 31, 2005 will be the largest single day schedule transformation in our history.  We cannot assure you that we will be successful in implementing the plan or that key elements, such as fare simplification and employee job reductions, will not have an adverse impact on our business and results of operations, particularly in the near term.  Although we have assumed that incremental revenues from our transformation plan will more than offset related costs, in light of the excess capacity in our industry and the competitive pressures we face, we cannot assure you that we will be successful in realizing any of such incremental revenues.

We have substantial liquidity needs, and there is substantial uncertainty as to whether we will be able to obtain the necessary financing to meet those needs on acceptable terms or at all.

Even if we are successful in consummating the Exchange Offer and achieving all of the approximately $5 billion (compared to 2002) in targeted annual benefits, we will still have substantial liquidity needs, including the need to raise approximately $800 million of new financing in 2005 and defer approximately $325 million of indebtedness maturing in 2005, in each case, for which we currently have no commitments.  There is substantial uncertainty as to whether we will be able to obtain the necessary financing or deferrals on acceptable terms or at all.  If we are unable to obtain the necessary financing or deferrals to meet our liquidity needs, we would need to seek to restructure under Chapter 11 of the Bankruptcy Code.

Our liquidity needs for 2005 will be substantially higher than $800 million if:

  Oil prices do not decline significantly.  Our business plan assumes that oil prices decline to an average price per barrel of $40 in 2005 and $35 in 2006. The forward curve currently implies substantially higher prices during such periods.  If oil prices were to stay at current levels of approximately $50 per barrel we estimate that our liquidity needs would increase by an additional $600 million in 2005 and an additional $900 million in 2006.  We have no hedges or contractual arrangements that would reduce our costs below market prices.

  Any of the other assumptions underlying our business plan prove to be incorrect.  Many of these assumptions, such as yields, competition, pension funding obligations and our access to financing, are not within our control.
  We are unsuccessful in extending the maturities of $325 million of indebtedness maturing in 2005 not subject to the Exchange Offer. Although we are in discussions with the holders of such indebtedness, we cannot assure you that we will reach an agreement on acceptable terms or at all.  To the extent that we are unsuccessful in extending such maturities, our liquidity needs will increase correspondingly.
  We are unsuccessful in achieving any of the approximately $5 billion of targeted benefits (compared to 2002) of our transformation plan.  Many of the benefits of our transformation plan, such as incremental revenues, are not within our control.
  Our Visa/MasterCard processor requires a significant holdback.  Our current Visa/MasterCard processing contract expires in August 2005.  If our renewal or replacement contract requires a significant holdback, it will increase our liquidity needs.
  We are unsuccessful in completing, during the fourth quarter of 2004, the planned sales of eight MD-11 aircraft for aggregate proceeds of $225 million and of our interest in Orbitz in the pending tender offer by Cendant Corporation for $130 million.

If our pilots retire prior to their normal retirement at age 60 at greater than historical levels, this could disrupt our operations, negatively impact our revenue and increase our pension funding obligations.

Delta pilots who retire can elect to receive 50% of their pension benefit in a lump sum in connection with their retirement and the remaining 50% as an annuity after retirement. During certain recent months, our pilots have taken early retirement at greater than historical levels apparently due to (1) a perceived risk of rising interest rates, which could reduce the amount of their lump sum pension benefit; and/or (2) concerns about their ability to receive a lump sum pension benefit if (a) we were to seek to restructure our costs under Chapter 11 of the Bankruptcy Code and (b) the pilot pension plan is subsequently terminated. If early retirements by pilots occur at greater than historical levels in the future, this could, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors, disrupt our operations, negatively impact our revenues and increase our pension funding obligations significantly.  Effective September 1, 2004, 100 of our pilots retired (71 of which were early retirements from our active roster). On September 28, 2004, we announced that we had reached an agreement with ALPA that permits pilots who elect early retirement to return to work under certain circumstances.  We believe this agreement alleviates for the time being the potential operational disruption created by early pilot retirements.  However, it does not assure we can avoid disruption of our operations in future periods, particularly if we seek to restructure our costs under Chapter 11 of the Bankruptcy Code, depending on the number of pilots who retire early, the aircraft types these pilots operate and other factors.  The interim agreement does not address our pension funding obligations.  The interim agreement limits our ability to issue a notice of distress termination of the pilot pension plan prior to February 1, 2005.  Effective October 1, 2004, 99 of our pilots retired (71 of which were early retirements from our active roster).  Three of those pilots were rehired pursuant to the agreement with ALPA.  Approximately 2,000 of our 6,900 pilots are currently at or over age 50 and thus are eligible to retire.

We are facing significant litigation, including litigation arising from the terrorist attacks on September 11, 2001, and if any such significant litigation is concluded in a manner adverse to us, our financial condition and operating results could be materially adversely affected.

We are involved in legal proceedings relating to antitrust matters, employment practices, environmental issues and other matters concerning our business. We are also a defendant in numerous lawsuits arising out of the terrorist attacks of September 11, 2001. It appears that the plaintiffs in these September 11 actions are alleging that we and many other air carriers are jointly liable for damages resulting from the terrorist attacks based on a theory of shared responsibility for passenger security screening at Boston Logan International Airport, Washington Dulles International Airport and Newark Liberty International Airport. These lawsuits, which are in preliminary stages, generally seek unspecified damages, including punitive damages. Although federal law limits the financial liability of any air carrier for compensatory and punitive damages arising out of the September 11 terrorist attacks to no more than the limits of liability insurance coverage maintained by the air carrier, it is possible that we may be required to pay damages in the event of our insurer’s insolvency or otherwise.

On September 3, 2004, a former Delta employee filed a lawsuit on behalf of himself and all other participants in the Delta Family-Care Savings Plan ("Savings Plan") against Delta and certain past and present members of Delta’s Board of Directors alleging violations of ERISA.  The complaint alleges that the defendants breached their fiduciary obligations under ERISA during the period from November 2000 through August 2004 with respect to Savings Plan investments in our stock, both in our common stock fund into which participants may direct their own contributions and the Savings Plan's employee stock ownership plan component into which Delta directs its contributions.  Subsequent to the filing of the complaint, an identical action was filed by a second former employee, and a third similar action was filed by a different former employee.  The third suit contains additional claims, and names all current members of the Board of Directors and several past directors as defendants.  All three complaints seek unspecified damages and have been filed in U.S. District Court in the Northern District of Georgia.  We believe these lawsuits are without merit and intend to vigorously defend these lawsuits.

While we cannot reasonably estimate the potential loss for certain of our legal proceedings because, for example, the litigation is in its early stages or the plaintiff does not specify damages being sought, if the outcome of any significant litigation is adverse to us, our financial condition and operating results could be materially adversely impacted.

 Forward-Looking Statements

Statements in this Form 8-K (or otherwise made by us or on our behalf) that are not historical facts, including statements regarding our estimates, plans, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations.  For examples of such risks and uncertainties, please see the cautionary statements set forth under the caption “Risk Factors Relating to the Airline Industry and Delta” in our Form 10-Q for the quarter ended June 30, 2004, as filed with the SEC on August 9, 2004, and under the caption “Updated and Additional Risk Factors” above.